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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-111671) of Digital Angel Corporation of our report dated May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 as included in Note 1 and the segment information for 2001 as included in Note 17, which are as of October 28, 2002, relating to the statements of operations, changes in shareholders' equity and cash flows and the financial statement schedule, which appear in Digital Angel Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
St. Louis, Missouri
April 13, 2004

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  Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS